Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-254829) on Form S-8 and (No. 333-259353) on Form S-3 of our report dated March 29, 2022, with respect to the consolidated financial statements of Checkmate Pharmaceuticals, Inc. and subsidiary.

/s/ KPMG LLP

Boston, Massachusetts

March 29, 2022